UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

VERSO CORPORATION
(Exact name of registrant as specified in its charter)
Delaware	75-3217389
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8540 Gander Creek Drive Miamisburg, Ohio	45342
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:

Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Form 8-A/A is filed by Verso Corporation (the “Company”) to reflect the expiration of the rights to purchase Series A Junior Participating Preferred Stock (the “Rights”) registered on the Form 8-A filed by the Company on June 20, 2019.

Item 1 Description of Securities to be Registered.

On February 18, 2020, the Company entered into an amendment (the “Amendment”) to the Rights Agreement (the “Rights Agreement”), dated as of June 17, 2019, between the Company and Computershare Trust Company, N.A., as rights agent. The Amendment accelerates the expiration of the Rights from 5:00 p.m., New York City time, on June 17, 2020, to 5:00 p.m., New York City time, on February 18, 2020, and has the effect of terminating the Rights Agreement on that date. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement will expire.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 4.2 and incorporated herein by reference.

Item 2 Exhibits.

Exhibit Number	Description of Exhibit

3.1	Certificate of Designations for Verso Corporation Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 20, 2019)

4.1	Rights Agreement, dated as of June 17, 2019, by and between Verso Corporation and Computershare Trust Company, N.A., as rights agent, which includes the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Shares of Preferred Stock of Verso Corporation as Exhibit C (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 20, 2019)

4.2	Amendment No. 1 to Rights Agreement, dated as of February 18, 2020, by and between Verso Corporation and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 18, 2020)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verso Corporation

Date: February 18, 2020	By:	/s/ Allen J. Campbell
Allen J. Campbell
Senior Vice President and Chief Financial Officer